CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement (Form S-4) of Alamogordo Financial Corp. of our report dated March 8, 2013, with respect to the financial statements of Bank 1440 as of December 31, 2012, and for the year then ended, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus of Bank 1440 and Alamogordo Financial Corp, which is part of this Registration Statement.

/s/ Moss Adams LLP

Phoenix, Arizona

November 8, 2013